Exhibit 99.2

October  15, 2004

VIA FACSIMILE TRANSMISSION AND FEDERAL EXPRESS

Syratech Corporation

175 McClellan Highway

East Boston, Massachusetts  02128

Attn:  Mr. Gregory W. Hunt

Facsimile No.:  (617) 568-8178

Re:          Amendment, Acknowledgment and Limited Waiver

Ladies and Gentlemen:

Reference is hereby made to that certain Amended and Restated Loan and Security Agreement dated as of March 26, 2004 by and among Syratech Corporation (“Borrower”), the financial institutions party thereto from time to time as lenders (“Lenders”) and Bank of America, N.A. as Administrative Agent (“Agent”) (the “Loan Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Loan Agreement.

Section 11.14 of the Loan Agreement is hereby amended by deleting reference to the dollar amount “$7,500,000” therein and by substituting, in lieu thereof, reference to the dollar amount “$8,500,000.”

Borrower represents and warrants to Lenders that Borrower sold all of its right, title and interest in and to Rauch Industries, Inc., a North Carolina corporation (“Rauch”), and that Rauch is no longer a Subsidiary of Borrower.

Borrower acknowledges that it has advised Agent that Borrower does not intend to make, and will not make, that certain payment due and payable on or before October 15, 2004 under the Senior Note Indenture (the “Payment Default”).  Borrower and Agent are not in agreement as to whether the Payment Default, in the absence of the expiration of the thirty-day cure period applicable thereto under the Senior Note Indenture, constitutes a present Event of Default under the Loan Agreement.  However, in consideration of the acknowledgments and agreements set forth herein, and conditioned on the effectiveness of this Amendment, Acknowledgment and Limited Waiver Letter (this “Waiver Letter”), the Agent and Lenders have agreed to, and hereby do, waive the Payment Default as of, and as it will exist, if at all, on October 16, 2004 (the “Limited Waiver”).

Borrower agrees to pay to the Agent, for the ratable benefit of the Lenders, the sum of One Hundred Seventy-Five Thousand Dollars ($175,000.00), as a waiver fee, which fee shall be fully earned and non-refundable upon the effectiveness of this Waiver Letter, and Borrower authorizes Agent, at any time after this Waiver Letter becomes effective, to charge the amount of such waiver fee to Borrower’s account as a Revolving Credit Loan; in the absence of direction from the Borrower, such loan shall be made as a Base Rate Loan.

Borrower further acknowledges and agrees with and for the benefit of Agent and Lenders that:

(a)   if the Payment Default has not been cured pursuant to the terms of the Senior Note Indenture within thirty (30) days after the due date thereof, the Payment Default shall thereupon become an Event of Default under the Loan Agreement (the “Payment Event of Default”);

(b)   the Limited Waiver does not constitute, and Borrower shall not assert that the Limited

Waiver constitutes, any waiver of any other default now existing or hereafter arising, if any, under the Loan Agreement or any other Loan Document, including without limitation the Event of Default that would arise upon the occurrence of the Payment Event of Default; and

(c)   except to the extent of the Limited Waiver set forth herein, the Agent and Lenders have not waived or agreed to waive any default or Event of Default, if any, under the Loan Agreement or any of the other Loan Documents, including without limitation the Payment Event of Default, if the same occurs, and, to the contrary, the Agent and Lenders have fully reserved, and each hereby fully reserves, each and every right and remedy that any of them has under the Loan Agreement or the other Loan Documents, save only for the Limited Waiver granted hereunder, and this Waiver Letter shall serve to memorialize such reservation of rights.

This Waiver Letter shall become effective upon the last to occur of the following: (a) each of the Borrower, the Agent and the Lenders shall have executed at least one counterpart original hereof, (b) the Borrower shall be in possession of one or more counterpart originals hereof executed by each of the Lenders and the Agent and (c) the Agent shall be in possession of one or more counterpart originals hereof executed by each of the Lenders and the Borrower.

Except as expressly set forth in the second paragraph to this Waiver Letter, this Waiver Letter shall not constitute an amendment to or other modification of the Loan Agreement or any of the other Loan Documents, but shall constitute a Loan Document.

To evidence the Limited Waiver and the acknowledgments and other agreements set forth herein, each of the undersigned has caused its authorized representative to execute and deliver this Waiver Letter, as of the respective dates set forth below but effective as of the date provided hereinabove.

BANK OF AMERICA, N.A., as Agent

By:	/s/ Matthew T. O’Keefe
Matthew T. O’Keefe, Senior Vice President

Date:	October 15, 2004

BANK OF AMERICA, N.A., as Lender

By:	/s/ Matthew T. O’Keefe
Matthew T. O’Keefe, Senior Vice President

Date:	October 15, 2004

[signatures continued on following page]

CONGRESS FINANCIAL CORPORATION (SOUTHWEST), as Lender

By:	/s/ Paul Truax

Name & Title:	Paul Truax, Vice President

Date:	October 15, 2004

Understood, agreed and accepted:

SYRATECH CORPORATION

By:	/s/ Gregory W. Hunt

Name & Title:	Gregory W. Hunt, Executive Vice President, Chief Financial Officer and Treasurer

Date:	October 15, 2004